FUND PARTICIPATION AGREEMENT

Among

GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY,

FIRST GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY,

MFS VARIABLE INSURANCE TRUST,

MFS VARIABLE INSURANCE TRUST II

and

MFS FUND DISTRIBUTORS, INC.

THIS AGREEMENT (this “Agreement”) made and entered into as of this 1st day of April, 2011 by and among GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY (hereinafter “GWL&A”), a Colorado life insurance company, on its own behalf and on behalf of its separate accounts identified on Schedule A attached hereto and incorporated herein be reference, FIRST GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY (hereinafter “FGWL&A”), a New York life insurance company, on its own behalf and on behalf of its separate accounts identified on Schedule A, MFS VARIABLE INSURANCE TRUST, a Massachusetts business trust (“Trust I”), MFS VARIABLE INSURANCE TRUST II, a Massachusetts business trust (“Trust II”) (Trust I and Trust II collectively referred to hereinafter as the “Fund” or the “Trusts”), and MFS Fund Distributors, Inc., a corporation organized under the laws of Delaware (hereinafter the “Distributor”). GWL&A and FGWLA are collectively referred to herein as “Insurer” and the separate accounts identified on Schedule A are collectively referred to herein as the “Account.”

WHEREAS, the Trusts engage in business as an open-end management investment company and are available to act as the investment vehicle for separate accounts established for variable life insurance policies and/or variable annuity contracts (collectively, the “Variable Insurance Products”) to be offered by insurance companies, including Insurer, which have entered into participation agreements similar to this Agreement (hereinafter “Participating Insurance Companies”); and

WHEREAS, the beneficial interest in the Fund is divided into several series of shares, each designated a “Portfolio” and representing the interest in a particular managed portfolio of securities and other assets; and

WHEREAS, the Fund has obtained an order from the Securities and Exchange Commission (hereinafter the “SEC”), granting Participating Insurance Companies and variable annuity and variable life insurance separate accounts exemptions from the provisions of sections 9(a), 13(a), 15(a), and 15(b) of the Investment Company Act of 1940, as amended, (hereinafter the “1940 Act”) and Rules 6e-2(b)(15) and 6e-3(T)(b)(15) thereunder, to the extent necessary to permit shares of the Fund to be sold to and held by variable annuity and variable life insurance separate accounts of life insurance companies that may or may not be affiliated with one another and qualified pension and retirement plans (“Qualified Plans”) (hereinafter the “Mixed and Shared Funding Exemptive Order”); and

WHEREAS, the Fund is registered as an open-end management investment company under the 1940 Act and shares of the Portfolio(s) are registered under the Securities Act of 1933, as amended (hereinafter the “1933 Act”); and

WHEREAS, Massachusetts Financial Services Company (the “Adviser”), the Trusts’ investment adviser, is duly registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and any applicable state securities laws; and

WHEREAS, the Distributor is duly registered as a broker-dealer under the Securities Exchange Act of 1934, as amended, (the “1934 Act”) and is a member in good standing of the Financial Industry Regulatory Authority, Inc. (“FINRA”); and

WHEREAS, Insurer has registered certain variable life contracts supported wholly or partially by the Account (the “Contracts”) to be made available to owners thereof, including any participants or employees of such owners as applicable (“Contract Owners”); and

WHEREAS, the Account is a duly organized, validly existing segregated asset account, established by resolution of the Board of Directors of Insurer, under the insurance laws of the State of Colorado and New York, as applicable, to set aside and invest assets attributable to the Contracts; and

WHEREAS, Insurer has registered the Account as a unit investment trust under the 1940 Act and has registered the securities deemed to be issued by the Account under the 1933 Act; and

WHEREAS, to the extent permitted by applicable insurance laws and regulations, Insurer intends to purchase shares in the Portfolio(s) listed in Schedule A, as such Schedule may be amended from time to time by mutual written agreement (the “Designated Portfolio(s)”), on behalf of the Account to fund the Contracts, and the Distributor is authorized to sell such shares to unit investment trusts such as the Account at net asset value; and

WHEREAS, to the extent permitted by applicable insurance laws and regulations, the Account also intends to purchase shares in other open-end investment companies or series thereof not affiliated with the Fund (the “Unaffiliated Funds”) on behalf of the Account to fund the Contracts; and

WHEREAS, Insurer intends to utilize its NSCC member broker/dealer affiliate, GWFS Equities, Inc. (“GWFS”) to transmit instructions for the purchase, redemption and transfer of Fund shares on behalf of the Account, and GWFS, alone, or with the assistance of a recordkeeping affiliate, to perform certain recordkeeping functions associated with the transfer of Fund shares into and out of the Account in order to recognize certain organizational economies; and

NOW, THEREFORE, in consideration of their mutual promises, Insurer, the Trusts, the Distributor and the Adviser agree as follows:

ARTICLE I.	Sale of Fund Shares
1.1	The Fund agrees that shares of the Fund will be sold only to Participating Insurance Companies and their separate accounts, to other registered management investment companies or series thereof, and to certain Qualified Plans. No shares of any Designated Portfolio will be sold to the general public. The Fund will not sell shares of the Designated Portfolio(s) to any other

Participating Insurance Company separate account unless an agreement containing provisions substantially similar to Sections 2.4, 2.10, 3.5, 3.6, 5.1, and Article VII of this Agreement is in effect to govern such sales.

1.2

The Trusts agree to sell to the Insurer those Shares which the Accounts order (based on orders placed by Policy holders prior to the pricing time set forth in the applicable Portfolio’s prospectus, e.g., the close of regular trading on the New York Stock Exchange, Inc. (the “NYSE”) on that Business Day, as defined below) and which are available for purchase by such Accounts, executing such orders on a daily basis at the net asset value next computed after receipt by the Trust or its designee of the order for the Shares. For purposes of this Section 1.2, the Insurer shall be the designee of the Trust for receipt of such orders from Policy owners and receipt by such designee shall constitute receipt by the Trust; provided that the Trust receives notice of such orders by 9:00 a.m. Eastern Time on the next following Business Day. “Business Day” shall mean any day on which the NYSE is open for trading and on which the Trust calculates its net asset value pursuant to the rules of the SEC. The Insurer will ensure that orders for transactions in Shares by Policy owners comply with each Portfolio’s prospectus (including statement of additional information) restrictions with respect to purchases, redemptions and exchanges. The Insurer will not engage in, authorize or facilitate market timing or late trading in Shares and will take all reasonable steps necessary to identify and prevent market timing and late trading in Shares by Policy holders.

1.3.

Each Trust agrees to redeem for cash or, to the extent permitted by applicable law, in-kind, on the Company’s request, any full or fractional Shares held by the Accounts (based on orders placed by Policy owners prior to the close of regular trading on the NYSE on that Business Day), executing such requests on a daily basis at the net asset value next computed after receipt by the Trust or its designee of the request for redemption. For purposes of this Section 1.3, the Company shall be the designee of the Trust for receipt of requests for redemption from Policy owners and receipt by such designee shall constitute receipt by the Trust; provided that the Trust receives notice of such request for redemption by 9:00 a.m. Eastern Time on the next following

Business Day.

1.4.

The Trust agrees to make the Shares available indefinitely for purchase at the applicable net asset value per share by the Insurer and the Accounts on those days on which the Trust calculates its net asset value pursuant to rules of the SEC and the Trust shall calculate such net asset value on each day which the NYSE is open for trading. Notwithstanding the foregoing, the Board of Trustees of the Trust (the “Board”) may refuse to sell any Shares to the Insurer and the Accounts, or suspend or terminate the offering of the Shares if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Board acting in good faith and in light of its fiduciary duties under federal and any applicable state laws, necessary in the best interest of the Shareholders of such Portfolio.

1.5.

All purchases, redemptions and exchanges of Designated Portfolio shares by Insurer on behalf of the Account, in addition to the pricing and correction thereof, of Designated Portfolio shares, shall be governed by and subject to the terms of the Trading and NSCC Networking Agreement, entered into by and between GWFS Equities, Inc. (formerly BenefitsCorp Equities, Inc.), the Insurer, the Trusts and the Distributor dated May 1, 2008, as amended from time to time.

1.6

Each purchase, redemption and exchange order placed by the Insurer shall be placed separately for each Portfolio and shall not be netted with respect to any other Portfolio. However, with respect to payment of the purchase price by the Insurer and of redemption proceeds by the Trust, the Insurer and the Trust shall net purchase and redemption orders with respect to each Portfolio and shall transmit one net payment for all of the Portfolios in accordance with Section 1.5 hereof.

1.7

In the event of net purchases, the Insurer shall use its best efforts to pay for the Shares by 2:00 p.m. Eastern Time on the next Business Day after an order to purchase the Shares is made in accordance with the provisions of Section 1.1.

hereof. In the event of net redemptions, the Trust shall use its best efforts to pay the redemption proceeds by 2:00 p.m. Eastern Time on the next Business Day after an order to redeem the shares is made in accordance with the provisions of Section 1.1 hereof. All such payments shall be in federal funds transmitted by wire.

1.8

Issuance and transfer of the Shares will be by book entry only. Stock certificates will not be issued to the Company or the Accounts. The Shares ordered from the Trust will be recorded in an appropriate title for the Accounts or the appropriate subaccounts of the Accounts.

1.9.

The Trust shall furnish same day notice (by wire or telephone followed by written confirmation) to the Company of any dividends or capital gain distributions payable on the Shares. The Insurer hereby elects to receive all such dividends and distributions as are payable on a Portfolio’s Shares in additional Shares of that Portfolio. The Trust shall notify the Insurer of the number of Shares so issued as payment of such dividends and distributions.

1.10

The Trust or its custodian shall make the net asset value per share for each Portfolio available to the Company on each Business Day as soon as reasonably practical after the net asset value per share is calculated and shall use its best efforts to make such net asset value per share available by 6:30 p.m. Eastern Time. In the event that the Trust is unable to meet the 6:30 p.m. time stated herein, it shall provide additional time for the Company to place orders for the purchase and redemption of Shares. Such additional time shall be equal to the additional time which the Trust takes to make the net asset value available to the Insurer. If the Trust provides materially incorrect share net asset value information, the Trust shall make an adjustment to the number of shares purchased or redeemed for the Accounts to reflect the correct net asset value per share. Any material error in the calculation or reporting of net asset value per share, dividend or capital gains information shall be reported promptly upon discovery to the Insurer. Such Trust or Distributor shall reimburse Insurer for the reasonable, documented, out-of-pocket additional costs made to adjust the Accounts due to a Pricing Error.

1.11

Each party or its designee shall maintain and preserve all records as required by law to be maintained and preserved in connection with providing the services hereunder and in making Shares available to the Policy holders. Upon the request of MFD or the Trust, the Insurer shall provide copies of all the historical records relating to transactions between the Portfolios and the Policy holders, written communications regarding the Portfolios to or from such Policy holders’ accounts and other materials, in each case to the extent necessary for MFD or the Trust to meet its recordkeeping obligations under applicable law or regulation, including to comply with any request of a governmental body or self-regulatory organization.

1.12.

Notwithstanding Section 1.2 hereof, if an adjustment is necessary to correct an error which has caused Contract Owners to receive less than the amount to which they are entitled, the number of shares of the applicable sub-account of such Contract Owners will be adjusted and the amount of any underpayments shall be credited by the Trusts’ agent to Insurer for crediting of such amounts to the applicable Contract Owners accounts. Upon notification by the Trusts’ agent of any overpayment due to an error, Insurer shall promptly remit to Trust agent any overpayment that has not been paid to Contract Owners; however, Distributor acknowledges that Insurer does not intend to seek additional payments from any Contract Owner who, because of a pricing error, may have underpaid for units of interest credited to his/her account. In no event shall Insurer be liable to Contract Owners for any such adjustments or underpayment amounts.

ARTICLE II.	Representations and Warranties

2.1.

Insurer represents and warrants that the Contracts and the securities deemed to be issued by the Account under the Contracts are or will be registered under the 1933 Act; that the Contracts will be issued and sold in compliance in all material respects with all applicable federal and state laws and that the sale of the Contracts shall comply in all material respects with state insurance suitability requirements. Insurer further represents that it is an insurance company duly organized and in good standing under applicable law and that it has legally and validly established the Account prior to any issuance or sale of units thereof as a segregated asset account under Colorado insurance law and New York insurance law, as applicable, and has registered the Account as a unit investment trust in accordance with the provisions of the 1940 Act to serve as a segregated investment account for the Contracts and that it will maintain such registration for so long as any Contracts are outstanding as required by applicable law; or Insurer has relied upon a valid exemption from registration under the 1940 Act. Insurer represents and warrants that the Policies are currently and at the time of issuance will be treated as life insurance, endowment or annuity contract under applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), that it will maintain such treatment and that it will notify the Trust or MFD immediately upon having a reasonable basis for believing that the Policies have ceased to be so treated or that they might not be so treated in the future.

2.2.

The Trust represents and warrants that Designated Portfolio(s) shares sold pursuant to this Agreement shall be registered under the 1933 Act, duly authorized for issuance and sold in compliance with all applicable federal securities laws including without limitation the 1933 Act, the 1934 Act, and the 1940 Act and that the Trust is and shall remain registered under the 1940 Act. The Trust shall amend the registration statement for its shares under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its shares.

2.3.

The Trust reserves the right to adopt a plan pursuant to Rule 12b-1 under the 1940 Act and to impose an asset-based or other charge to finance distribution expenses as permitted by applicable law and regulation. In any event, the Trusts agree to comply with applicable provisions and SEC staff interpretations of the 1940 Act to assure that the investment advisory or management fees paid to the Adviser by the Fund are in accordance with the requirements of the 1940 Act. To the extent that the Trust decides to finance distribution expenses pursuant to Rule 12b-1, the Trust undertakes to have its Board, a majority of whom are not interested persons of the Fund, formulate and approve any plan pursuant to Rule 12b-1 under the 1940 Act to finance distribution expenses. Insurer acknowledges that, with respect to Service Class Shares of a Portfolio, it or its affiliate(s) may receive payments under the Trust’s Rule 12b-1 plan. Insurer, and not the Trust, MFD nor MFS, is responsible for providing any disclosures relating to this Agreement and/or payments made to Insurer to Policy owners.

2.4.

The Trust represents and warrants that it will make every effort to ensure that the investment policies, fees and expenses of the Designated Portfolio(s) are and shall at all times remain in compliance with all state insurance and other applicable laws to the extent required to perform this Agreement. The Trust further represents and warrants that it will make every effort to ensure that Designated Portfolio(s) shares will be sold in compliance with applicable state securities and insurance laws. The Trust shall register and qualify the shares for sale in accordance with the laws of the various states if and to the extent required by applicable law. Insurer and the Trust will endeavor to mutually cooperate with respect to the implementation of any modifications necessitated by any change in state insurance laws, regulations or interpretations of the foregoing that affect the Designated Portfolio(s) (a “Law Change”), and to keep each other informed of any Law Change that becomes known to either party. In the event of a Law Change, the Trust agrees that, except in those circumstances where the Trust has advised Insurer that its Board of Directors has determined that implementation of a particular Law Change is not in the best interest of all of the Trusts’ shareholders with an explanation regarding why such action is lawful, any action required by a Law Change will be taken.

2.5.

The Trusts represents and warrants that it is lawfully organized and validly existing under the laws of the Commonwealth of Massachusetts and that it does and will comply in all material respects with the 1940 Act.

2.6.

The Distributor, on behalf of the Adviser, represents and warrants that the Adviser, is and shall remain duly registered under all applicable federal and state securities laws and that the Adviser shall perform its obligations for the Fund in compliance in all material respects with the laws of the State of Delaware and any applicable state and federal securities laws.

2.7.

The Distributor represents and warrants that it is and shall remain duly registered under all applicable federal and state securities laws and that it shall perform its obligations for the Fund in compliance in all material respects with the laws of the State of Delaware and any applicable state and federal securities laws.

2.8.

The Fund and the Distributor, on behalf of the Adviser, represent and warrant that all of their respective officers, employees, investment advisers, and other individuals or entities dealing with the money and/or securities of the Fund are, and shall continue to be at all times, covered by one or more blanket fidelity bonds or similar coverage for the benefit of the Fund in an amount not less than the minimal coverage required by Rule 17g-1 under the 1940 Act or related provisions as may be promulgated from time to time. The aforesaid bonds shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company.

2.9.

The Trust will provide Insurer with as much advance notice as is reasonably practicable of any material change affecting the Designated Portfolio(s) (including, but not limited to, any material change in the registration statement or prospectus affecting the Designated Portfolio(s)) and any proxy solicitation affecting the Designated Portfolio(s) and consult with Insurer in order to implement any such change in an orderly manner, recognizing the expenses of changes and attempting to minimize such expenses by implementing them in conjunction with regular annual updates of the prospectus for the Contracts. The Trust agrees to share equitably in expenses incurred by Insurer as a result of actions taken by the Trust, consistent with the allocation of expenses contained in Schedule B attached hereto and incorporated herein by reference.

2.10.

Insurer represents and warrants, for purposes other than diversification under Section 817 of the Internal Revenue Code of 1986 as amended (the “Code”), that the Contracts are currently and at the time of issuance will be treated as life insurance contracts under applicable provisions of the Code, and that it will make every effort to maintain such treatment and that it will notify the Trust, the Distributor and the Adviser immediately upon having a reasonable basis for believing that the Contracts have ceased to be so treated or that they might not be so treated in the future. In addition, Insurer represents and warrants that the Account is a “segregated asset account” and that interests in the Account are offered exclusively through the purchase of or transfer into a “variable contract” within the meaning of such terms under Section 817 of the Code and the regulations thereunder. Insurer will use every effort to continue to meet such definitional requirements, and it will notify the Trust, the Distributor and the Adviser immediately upon having a reasonable basis for believing that such requirements have ceased to be met or that they might not be met in the future. Insurer represents and warrants that it will not purchase Trust shares with assets derived from tax-qualified retirement plans except, indirectly, through Contracts purchased in connection with such plans.

ARTICLE III.	Prospectuses and Proxy Statements; Voting

3.1.

At least annually, the Trusts or their agent shall provide Insurer with as many copies of the Fund’s current Statutory Prospectus and, if applicable, Summary Prospectus, both as defined in Rule 498 under the 1933 Act, for the Designated Portfolio(s) as Insurer may reasonably request for distribution to existing Policy owners whose Policies are funded by such shares (including distribution to Contract Owners with respect to new sales of a Contract), with expenses to be borne in accordance with Schedule B hereof. If requested by Insurer in lieu thereof, the Adviser, Distributor or Fund shall provide such documentation (including a camera-ready copy and electronic file of the current Statutory Prospectus and Summary Prospectus for the Designated Portfolio(s)) and other assistance as is reasonably necessary in order for Insurer once each year (or more frequently if the prospectuses for the Designated Portfolio(s) are amended) to have the prospectus for the Contracts and the Trusts’ prospectus for the Designated Portfolio(s) printed together in one document. The Trust and Adviser agree that the prospectus (and semi-annual and annual reports) for the Designated Portfolio(s) will describe only the Designated Portfolio(s) and will not name or describe any other portfolios or series that may be in the Fund unless required by law.

3.2.

If applicable state or federal laws or regulations require that the Statement of Additional Information (“SAI”) for the Trusts be distributed to all Contract Owners, then the Fund and/or, Distributor shall provide Insurer with copies of the Trusts’ SAI or documentation thereof for the Designated Portfolio(s) in such quantities, with expenses to be borne in accordance with Schedule B hereof, as Insurer may reasonably require to permit timely distribution thereof to Contract Owners. The Distributor and/or the Trusts shall also provide SAIs to any Contract Owner or prospective owner who requests such SAI from the Trust (although it is anticipated that such requests will be made to Insurer).

3.3.

The Trusts and/or Distributor shall provide Insurer with copies of the Fund’s proxy material, reports to stockholders and other communications to stockholders for the Designated Portfolio(s) in such quantity, with expenses to be borne in accordance with Schedule B hereof, as Insurer may reasonably require to permit timely distribution thereof to Contract Owners as required by applicable law.

3.4.

It is understood and agreed that, except with respect to information regarding Insurer or the Contracts provided in writing by the Insurer, Insurer is not responsible for the content of the prospectus or SAI for the Designated Portfolio(s). It is also understood and agreed that, except with respect to information regarding the Fund, the Distributor, the Adviser or the Designated Portfolio(s) provided in writing by the Fund, the Distributor or the Adviser, neither the Fund, the Distributor nor Adviser are responsible for the content of the prospectus or SAI for the Contracts.

3.5.	If and to the extent required by law Insurer shall:
(i) solicit voting instructions from Contract Owners;

	(ii)	vote the Designated Portfolio(s) shares held in the Account in accordance with instructions received from Contract Owners: and

(iii)

vote Designated Portfolio shares held in the Account for which no instructions have been received in the same proportion as Designated Portfolio(s) shares for which instructions have been received from Contract Owners, so long as and to the extent that the SEC continues to interpret the 1940 Act to require pass-through voting privileges for variable contract owners. Insurer reserves the right to vote Fund shares held in any segregated asset account in its own right, to the extent permitted by law.

3.6.

Insurer shall be responsible for assuring that each of its separate accounts holding shares of a Designated Portfolio calculates voting privileges as directed by the Fund and agreed to by Insurer and the Fund. The Trust agrees to promptly notify Insurer of any changes of interpretations or amendments of the Mixed and Shared Funding Exemptive Order.

3.7.

The Fund will comply with all provisions of the 1940 Act requiring voting by shareholders, and in particular the Fund will either provide for annual meetings (except insofar as the SEC may interpret Section 16 of the 1940 Act not to require such meetings) or, as the Fund currently intends, comply with Section 16(c) of the 1940 Act (although the Fund is not one of the trusts described in Section 16(c) of that Act) as well as with Sections 16(a) and, if and when applicable, 16(b). Further, the Fund will act in accordance with the SEC’s interpretation of the requirements of Section 16(a) with respect to periodic elections of directors or trustees and with whatever rules the Commission may promulgate with respect thereto.

ARTICLE IV.	Sales Material and Information

4.1.

Insurer shall furnish, or shall cause to be furnished, to the Fund or its designee, a copy of each piece of sales literature or other promotional material that Insurer develops or proposes to use and in which the Fund (or a Portfolio thereof), its Adviser or one of its sub-advisers or the Distributor is named in connection with the

Contracts, at least ten (10) business days prior to its use. No such material shall be used if the Fund objects to such use within five (5) business days after receipt of such material. Notwithstanding the foregoing, Insurer shall not be required to furnish to the Fund or its designee any sales literature or other promotional material which Insurer receives from the Fund and which is unaltered by Insurer.

4.2.

Insurer shall not give any information or make any representations or statements on behalf of the Fund in connection with the sale of the Contracts other than the information or representations contained in the registration statement, prospectus or SAI for the Fund shares, as the same may be amended or supplemented from time to time, or in sales literature or other promotional material approved by the Fund or the Distributor, except with the permission of the Fund or the Distributor.

4.3.

The Fund or the Distributor shall furnish, or shall cause to be furnished, to Insurer, a copy of each piece of sales literature or other promotional material in which Insurer and/or its separate account(s) is named at least ten (10) business days prior to its use. No such material shall be used if Insurer objects to such use within five (5) business days after receipt of such material. Notwithstanding the foregoing, neither the Trust nor the Distributor shall be required to furnish to the Insurer or its designee any sales literature or other promotional material which the Trusts or the Distributor receives from the Insurer which is unaltered by the Trusts, the Distributor or the Adviser.

4.4.

The Fund, the Distributor and the Adviser shall not give any information or make any representations on behalf of Insurer or concerning Insurer, the Account, or the Contracts other than the information or representations contained in a registration statement, prospectus or SAI for the Contracts, as the same may be amended or supplemented from time to time, or in sales literature or other promotional material approved by Insurer or its designee, except with the permission of Insurer.

4.5.	The Fund will provide to Insurer at least one complete copy of any registration statements, prospectuses, SAIs, sales literature and other promotional materials,

applications for exemptions, requests for no-action letters, and all amendments to any of the above, that relate to the Designated Portfolio(s), contemporaneously with the filing of such document(s) with the SEC or FINRA or other regulatory authorities.

4.6.

The Insurer shall not give any information or make any representations on behalf of or concerning the Trusts, the Distributor and the Adviser other than the information or representations contained in a registration statement, prospectus or SAI for the Trusts, as the same may be amended or supplemented from time to time, or in sales literature or other promotional material approved by the Trusts or its designee, except with the permission of the Trusts and the Distributor. The Insurer shall adopt and implement procedures reasonably designed to ensure that information concerning the Trust, MFD or any of their affiliates which is intended for use only by brokers or agents selling the Policies (i.e., information that is not intended for distribution to Policy owners or prospective Policy owners) is so used, and neither the Trust, MFD nor any of their affiliates shall be liable for any losses, damages or expenses relating to the improper use of such broker only materials.

4.7.

Insurer will provide to the Fund at least one complete copy of any registration statements, prospectuses, SAIs, reports, solicitations for voting instructions, sales literature and other promotional materials, applications for exemptions, requests for no-action letters, and all amendments to any of the above, that relate to the Contracts or the Account, contemporaneously with the filing of such document(s) with the SEC, FINRA, or other regulatory authority.

4.8.

For purposes of Articles IV and VIII, the phrase “sales literature and other promotional material” includes, but is not limited to, advertisements (such as material published, or designed for use in, a newspaper, magazine, or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures, or other public media; e.g., on-line networks such as the Internet or other electronic media), sales literature (i.e., any written communication distributed or made generally available to customers or the public, including brochures, circulars, research reports, market letters, form letters, seminar texts, reprints or excerpts of any other advertisement, sales literature, or published article), educational or training materials or other communications distributed or made generally available to some or all agents or employees, and shareholder reports, and proxy materials (including solicitations for voting instructions) and any other material constituting sales literature or advertising under FINRA rules, the 1933 Act or the 1940 Act.

4.9.

At the request of any party to this Agreement, each other party will make available to the other party’s independent auditors and/or representative of the appropriate regulatory agencies, all records, data and access to operating procedures that may be reasonably requested in connection with compliance and regulatory requirements related to this Agreement or any party’s obligations under this Agreement.

ARTICLE V.	Fees and Expenses

5.1.

Neither the Fund, the Distributor nor the Adviser shall pay any fee or other compensation to Insurer under this Agreement, other than pursuant to Schedule C attached hereto and incorporated by reference herein. In addition, the parties will bear certain expenses in accordance with Schedule B, Articles III, V, and other provisions of this Agreement. Except for the Administrative Service Fee described in Schedule B, the Trust shall pay no fee or other compensation to Insurer under this Agreement, and Insurer shall pay no fee or other compensation to the Trust, except that, to the extent the Trust or any Portfolio has adopted and implemented a plan pursuant to Rule 12b-1 under the 1940 Act to finance distribution and for Shareholder servicing expenses, then the Trust may make payments to the Insurer or to the underwriter for the Policies in accordance with such plan. Each party, however, shall, in accordance with the allocation of expenses specified in Articles III and V hereof, reimburse other parties for expenses initially paid by one party but allocated to another party. In addition, nothing herein shall prevent the parties hereto from otherwise agreeing to perform, and arranging for appropriate compensation for, other services relating to the Trust and/or to the Accounts. MFD shall not be required to provide any payment to the Insurer with respect to any quarterly period pursuant to the Trust’s Rule 12b-1 plan unless and until MFD has received the corresponding payment from the Trust pursuant to the Trust’s Rule 12b-1 plan. MFD shall not be required to provide any payment to the Insurer with respect to any quarterly period pursuant to the Trust’s Rule 12b-1 plan if (i) the Trust’s Rule 12b-1 plan is no longer in effect during such quarterly period; or (ii) regulatory changes result in the rescission of Rule 12b-1 or otherwise prohibit the making of such payments.

5.2.	All expenses incident to performance by the Fund, the Distributor and the Adviser under this Agreement shall be paid by the appropriate party, as further provided in Schedule B.

5.2.1

The Fund shall see to it that all shares of the Designated Portfolio(s) are registered and authorized for issuance in accordance with applicable federal law and, if and to the extent required, in accordance with applicable state laws prior to their sale.

5.2.2

The Insurer shall see to it that all Separate Accounts and Contracts are registered and authorized for issuance in accordance with applicable federal law and, if and to the extent required, in accordance with applicable state laws prior to their sale.

5.3.

The parties shall bear the expenses of any routine annual distribution (mailing costs) of the Fund’s prospectus and distribution (mailing costs) of the Fund’s proxy materials and reports to owners of Contracts offered by Insurer, in accordance with Schedule B.

5.4.

The Fund and the Distributor acknowledge that a principal feature of the Contracts is the Contract Owner’s ability to choose from a number of unaffiliated mutual funds (and portfolios or series thereof), including the Designated Portfolio(s) and the

Unaffiliated Funds, and to transfer the Contract’s cash value between funds and portfolios. The Fund and the Distributor agree to cooperate with Insurer in facilitating the operation of the Account and the Contracts as described in the prospectus for the Contracts, including but not limited to cooperation in facilitating transfers between Unaffiliated Funds. The Fund does not allow market timing, short-term trading, or other excessive trading into and out of the Fund. Insurer agrees to cooperate with the Fund, the Adviser, and the Distributor to prevent Contract Owners from market timing the Fund.

5.5

In calculating the payments due under this Agreement, the Insurer agrees that it will permit MFD or its representatives to have reasonable access to its employees and records for the purposes of monitoring of the quality of the services provided hereunder, verifying the Insurer’s compliance with the terms of this Agreement and verifying the accuracy of any information provided by the Insurer that forms the basis of the fee calculations. In addition, if requested by MFD, the Insurer will provide a certification (which may take the form of a control report or set of agreed upon standards) satisfactory to MFD that certifies the performance of the services by the Insurer and the accuracy of information provided by the Insurer.

ARTICLE VI.	Diversification and Qualification

6.1.

The Fund and the Distributor represent and warrant that the Fund will at all times sell its shares and invest its assets in such a manner as to ensure that the Contracts will be treated as life insurance contracts under the Code, and the regulations issued thereunder. Without limiting the scope of the foregoing, the Fund and the Distributor represent and warrant that the Fund and each Designated Portfolio thereof will at all times comply with Section 817(h) of the Code and Treasury Regulation §1.817-5, as amended from time to time, and any Treasury interpretations thereof, relating to the diversification requirements for variable annuity, endowment, or life insurance contracts and any amendments or other modifications or successor provisions to such Section or Regulations. The Fund and the Distributor agree that shares of the Designated Portfolio(s) will be sold only to Participating Insurance Companies and their separate accounts and to Qualified Plans.

6.2.	No shares of any Designated Portfolio of the Fund will be sold to the general public.

6.3.

The Fund and the Distributor represent and warrant that the Fund and each Designated Portfolio is currently qualified as a Regulated Investment Company under Subchapter M of the Code, and that each Designated Portfolio will maintain such qualification (under Subchapter M or any successor or similar provisions) as long as this Agreement is in effect.

6.4.

The Fund or Distributor will notify Insurer immediately upon having a reasonable basis for believing that the Fund or any Designated Portfolio has ceased to comply with the aforesaid Section 817(h) diversification or Subchapter M qualification requirements or might not so comply in the future.

6.5.

Without in any way limiting the effect of Sections 8.2, 8.3 and 8.4 hereof and without in any way limiting or restricting any other remedies available to Insurer, the Distributor will pay all costs associated with or arising out of any failure, or any anticipated or reasonably foreseeable failure, of the Fund or any Designated Portfolio to comply with Sections 6.1, 6.2, or 6.3 hereof, other than any failure or anticipated or reasonably foreseeable failure caused by a failure of the Insurer to take all steps necessary to ensure that the Contracts will be treated as life insurance contracts under the Code, and the regulations issued thereunder, including all costs associated with reasonable and appropriate corrections or responses to any such failure; such costs may include, but are not limited to, the costs involved in creating, organizing, and registering a new investment company as a funding medium for the Contracts and/or the costs of obtaining whatever regulatory authorizations are required to substitute shares of another investment company for those of the failed Portfolio (including but not limited to an order pursuant to Section 26(c) of the 1940 Act); such costs are to include, but are not limited to, fees and expenses of legal counsel and other advisors to Insurer and any federal income taxes or tax penalties and interest thereon (or “toll charges” or exactments or amounts paid in settlement) incurred by Insurer with respect to itself or owners of its Contracts in connection with any such failure or anticipated or reasonably foreseeable failure.

6.7.

Insurer agrees that if the Internal Revenue Service (“IRS”) asserts in writing in connection with any governmental audit or review of Insurer or, to Insurer’s knowledge, or any Contract Owner that any Designated Portfolio has failed to comply with the diversification requirements of Section 817(h) of the Code, other than by virtue of any failure of the Insurer to take all steps necessary to ensure that the Contracts will be treated as life insurance contracts under the Code, and the regulations issued thereunder, or Insurer otherwise becomes aware of any facts that could give rise to any claim against the Fund, Distributor or Adviser as a result of such a failure or alleged failure:

	(a)	Insurer shall promptly notify the Fund, the Distributor and the Adviser of such assertion or potential claim;

	(b)	Insurer shall consult with the Fund, the Distributor and the Adviser as to how to minimize any liability that may arise as a result of such failure or alleged failure;

(c)

Insurer shall use its best efforts to minimize any liability of the Fund, the Distributor and the Adviser resulting from such failure, including, without limitation, demonstrating, pursuant to Treasury Regulations, Section 1.817-5(a)(2), to the commissioner of the IRS that such failure was inadvertent;

(d)

any written materials to be submitted by Insurer to the IRS, any Contract Owner or any other claimant in connection with any of the foregoing proceedings or contests (including, without limitation, any such materials to be submitted to the IRS pursuant to Treasury Regulations, Section 1.817-5(a)(2)) shall be provided by Insurer to the Fund, the Distributor and the Adviser (together with any supporting information or analysis) within at least two (2) business days prior to submission;

(e)

Insurer shall provide the Fund, the Distributor and the Adviser with such cooperation as the Fund, the Distributor and the Adviser shall reasonably request (including, without limitation, by permitting the Fund, the Distributor and the Adviser to review the relevant books and records of Insurer) in order to facilitate review by the Fund, the Distributor and the Adviser of any written submissions provided to it or its assessment of the validity or amount of any claim against it arising from such failure or alleged failure;

(f)

Insurer shall not with respect to any claim of the IRS or any Contract Owner that would give rise to a claim against the Fund, the Distributor and the Adviser (i) compromise or settle any claim, (ii) accept any adjustment on audit, or (iii) forego any allowable administrative or judicial appeals, without the express written consent of the Fund, the Distributor and the Adviser, which shall not be unreasonably withheld; provided that, Insurer shall not be required to appeal any adverse judicial decision unless the Fund and the Adviser shall have provided an opinion of independent counsel to the effect that a reasonable basis exists for taking such appeal; and further provided that the Fund, the Distributor and the Adviser shall bear the costs and expenses, including reasonable attorney’s fees, incurred by Insurer in complying with this clause (f).

ARTICLE VII.	Potential Conflicts and Compliance With Mixed and Shared Funding Exemptive Order

7.1.

The Board will monitor the Fund for the existence of any material irreconcilable conflict between the interests of the contract owners of all separate accounts investing in the Fund. An irreconcilable material conflict may arise for a variety of reasons, including: (a) an action by any state insurance regulatory authority; (b) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretative letter, or any similar action by insurance, tax, or securities regulatory authorities; (c) an administrative or judicial decision in any relevant proceeding; (d) the manner in which the investments of any Portfolio are being managed; (e) a difference in voting instructions given by variable annuity contract and variable life insurance contract owners or by contract owners of different Participating Insurance Companies; or (f) a decision by a Participating Insurance Company to disregard the voting instructions of contract owners. The Board shall promptly inform Insurer if it determines that an irreconcilable material conflict exists and the implications thereof.

7.2.

Insurer will report any potential or existing conflicts of which it is aware to the Board. Insurer will assist the Board in carrying out its responsibilities under the Mixed and Shared Funding Exemptive Order, by providing the Board with all information reasonably necessary for the Board to consider any issues raised. This includes, but is not limited to, an obligation by Insurer to inform the Board whenever contract owner voting instructions are to be disregarded. Such responsibilities shall be carried out by Insurer with a view only to the interests of its Contract Owners.

7.3.

If it is determined by a majority of the Board, or a majority of its directors who are not interested persons of the Fund, the Distributor, the Adviser or any sub-adviser to any of the Designated Portfolios (the “Independent Directors”), that a material irreconcilable conflict exists, Insurer and other Participating Insurance Companies shall, at their expense and to the extent reasonably practicable (as determined by a majority of the Independent Directors), take whatever steps are necessary to remedy or eliminate the irreconcilable material conflict, up to and including: (1) withdrawing the assets allocable to some or all of the separate accounts from the Fund or any Designated Portfolio and reinvesting such assets in a different investment medium, including (but not limited to) another portfolio of the Fund, or submitting the question whether such segregation should be implemented to a vote of all affected contract owners and, as appropriate, segregating the assets of any appropriate group (i.e., annuity contract owners, life insurance contract owners, or variable contract owners of one or more Participating Insurance Companies) that votes in favor of such segregation, or offering to the affected contract owners the option of making such a change; and (2) establishing a new registered management investment company or managed separate account.

7.4.

If a material irreconcilable conflict arises because of a decision by Insurer to disregard contract owner voting instructions and that decision represents a minority position or would preclude a majority vote, Insurer may be required, at the Fund’s election, to withdraw the Account’s investment in the Fund and terminate this Agreement; provided, however that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the Independent Directors. Any such withdrawal and termination must take place within six (6) months after the Fund gives written notice that this provision is being implemented, and until the end of that six month period the Adviser, the Distributor and the Fund shall continue to accept and implement orders by Insurer for the purchase (and redemption) of shares of the Fund.

7.5.

If a material irreconcilable conflict arises because a particular state insurance regulator’s decision applicable to Insurer conflicts with the majority of other state regulators, then Insurer will withdraw the Account’s investment in the Fund and terminate this Agreement within six months after the Board informs Insurer in writing that it has determined that such decision has created an irreconcilable material conflict; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested members of the Board. Until the end of the foregoing six month period, the Fund shall continue to accept and implement orders by Insurer for the purchase (and redemption) of shares of the Fund.

7.6.

For purposes of Sections 7.3 through 7.6 of this Agreement, a majority of the disinterested members of the Board shall determine whether any proposed action adequately remedies any irreconcilable material conflict, but in no event will the Fund be required to establish a new funding medium for the Contracts. Insurer shall not be required by Section 7.3 to establish a new funding medium for the Contracts if an offer to do so has been declined by vote of a majority of Contract owners affected by the irreconcilable material conflict. In the event that the Board determines that any proposed action does not adequately remedy any irreconcilable material conflict, then Insurer will withdraw the Account’s investment in the Fund and terminate this Agreement within six (6) months after the Board informs Insurer in writing of the foregoing determination; provided, however, that such withdrawal and termination shall be limited to the extent required by any such material irreconcilable conflict as determined by a majority of the Independent Directors.

7.7.

If and to the extent that Rule 6e-2 and Rule 6e-3(T) are amended, or Rule 6e-3 is adopted, to provide exemptive relief from any provision of the 1940 Act or the rules promulgated thereunder with respect to mixed or shared funding (as defined in the Mixed and Shared Funding Exemptive Order) on terms and conditions materially different from those contained in the Mixed and Shared Funding Exemptive Order, then (a) the Fund and/or the Participating Insurance Companies, as appropriate, shall take such steps as may be necessary to comply with Rules 6e-2 and 6e-3(T), as amended, and Rule 6e-3, as adopted, to the extent such rules are applicable: and (b) Sections 3.5, 3.6, 3.7, 7.1, 7.2, 7.3, 7.4, and 7.5 of this Agreement shall continue in effect only to the extent that terms and conditions substantially identical to such Sections are contained in such Rule(s) as so amended or adopted.

ARTICLE VIII.     Indemnification

8.1.	Indemnification By Insurer

8.1(a).

Insurer agrees to indemnify and hold harmless the Fund, the Distributor and the Adviser and each of their respective officers and directors or trustees and each person, if any, who controls the Fund, Distributor or Adviser within the meaning of Section 15 of the 1933 Act (collectively, the “Indemnified Parties” for purposes of this Section 8.1) against any and all losses, claims, expenses, damages and liabilities (including amounts paid in settlement with the written consent of Insurer) or litigation (including reasonable legal and other expenses) to which the Indemnified Parties may become subject under any statute or regulation, at common law or otherwise, insofar as such losses, claims, expenses, damages or liabilities (or actions in respect thereof) or settlements are related to the sale or acquisition of the Fund’s shares or the Contracts and:

(i)

arise out of or are based upon any untrue statements or alleged untrue statements of any material fact contained in the registration statement or prospectus or SAI covering the Contracts or contained in the Contracts or sales literature or other promotional material for the Contracts (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this Agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished in writing to Insurer by or on behalf of the Adviser, Distributor or Fund for use in the registration statement or prospectus for the Contracts or sales literature or other promotional material (or any amendment or supplement to any of the foregoing) or otherwise for use in connection with the sale of the Contracts or Fund shares; or

(ii)

arise out of or as a result of statements or representations (other than statements or representations contained in the registration statement, prospectus or sales literature or other promotional material of the Fund not supplied by Insurer or persons under its control) or wrongful conduct of Insurer or persons under its control, with respect to the sale or distribution of the Contracts or Fund Shares; or

(iii)

arise out of any untrue statement or alleged untrue statement of a material fact contained in a registration statement, prospectus, SAI, or sales literature or other promotional material of the Fund, or any amendment thereof or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, if such a statement or omission was made in reliance upon information furnished in writing to the Fund by or on behalf of Insurer; or

(iv)	arise as a result of any failure by Insurer to provide the services and furnish the materials under the terms of this Agreement; or

(v)

arise out of or result from any material breach of any representation and/or warranty made by Insurer in this Agreement or arise out of or result from any other material breach of this Agreement by Insurer, including without limitation Section 2.10 and Section 6.7 hereof, as limited by and in accordance with the provisions of Sections 8.1(b) and 8.1(c) hereof.

8.1(b).

Insurer shall not be liable under this indemnification provision with respect to any losses, claims, expenses, damages, liabilities or litigation to which an Indemnified Party would otherwise be subject by reason of such Indemnified Party’s willful misfeasance, bad faith, or negligence in the performance of such Indemnified Party’s duties or by reason of such Indemnified Party’s reckless disregard of obligations or duties under this Agreement or to any of the Indemnified Parties.

8.1(c).

Insurer shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified Insurer in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify Insurer of any such claim shall not relieve Insurer from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision, except to the extent that Insurer has been prejudiced by such failure to give notice. In case any such action is brought against the Indemnified Parties, Insurer shall be entitled to participate, at its own expense, in the defense of such action. Insurer also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action. After notice from Insurer to such party of Insurer’s election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and Insurer will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

8.1(d).

The Indemnified Parties will promptly notify Insurer of the commencement of any litigation or proceedings against them in connection with the issuance or sale of the Fund Shares or the Contracts or the operation of the Fund.

8.2.	Indemnification By the Fund

8.2(a).

The Fund agrees to indemnify and hold harmless Insurer and its directors and officers and each person, if any, who controls Insurer within the meaning of Section 15 of the 1933 Act (collectively, the “Indemnified Parties” for purposes of this Section 8.2) against any and all losses, claims, expenses, damages and liabilities (including amounts paid in settlement with the written consent of the Fund) or litigation (including reasonable legal and other expenses) to which the Indemnified Parties may be required to pay or become subject under any statute or regulation, at common law or otherwise, insofar as such losses, claims, expenses, damages, liabilities or expenses (or actions in respect thereof) or settlements, are related to the operations of the Fund and:

(i)

arise as a result of any failure by the Fund to provide the services and furnish the materials under the terms of this Agreement (including a failure, whether unintentional or in good faith or otherwise, to comply with the diversification and other qualification requirements specified in Article VI of this Agreement); or

(ii)

arise out of or result from any material breach of any representation and/or warranty made by the Fund in this Agreement or arise out of or result from any other material breach of this Agreement by the Fund;

as limited by and in accordance with the provisions of Sections 8.2(b) and 8.2(c) hereof.

8.2(b).

The Fund shall not be liable under this indemnification provision with respect to any losses, claims, expenses, damages, liabilities or litigation to which an Indemnified Party would otherwise be subject by reason of such Indemnified Party’s willful misfeasance, bad faith, or negligence in the performance of such Indemnified Party’s duties or by reason of such Indemnified Party’s reckless disregard of obligations or duties under this Agreement or to any of the Indemnified Parties.

8.2(c).

The Fund shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Fund in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Fund of any such claim shall not relieve it from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision, except to the extent that the Fund has been prejudiced by such failure to give notice. In case any such action is brought against the Indemnified Parties, the Fund will be entitled to participate, at its own expense, in the defense thereof. The Fund shall also be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action. After notice from the Fund to such party of the Fund’s election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Fund will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

8.2(d).	Insurer agrees to promptly notify the Fund of the commencement of any litigation or proceeding against itself or any of its respective officers or directors in connection with the Agreement, the issuance or sale of the Contracts, the operation of the Account, or the sale or acquisition of shares of the Fund.

8.3.	Indemnification by the Distributor

8.3(a).

The Distributor agrees to indemnify and hold harmless Insurer and its directors and officers and each person, if any, who controls Insurer within the meaning of Section 15 of the 1933 Act (collectively, the “Indemnified Parties” for purposes of this Section 8.3) against any and all losses, claims, expenses, damages and liabilities (including amounts paid in settlement with the written consent of the Distributor) or litigation (including reasonable legal and other expenses) to which the Indemnified Parties may become subject under any statute or regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements are related to the sale or acquisition of the Fund’s shares or the Contracts and:

(i)

arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement or prospectus or SAI or sales literature or other promotional material of the Fund prepared by the Fund, Adviser or Distributor (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this Agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished in writing to the Adviser, the Distributor or Fund by or on behalf of Insurer for use in the registration statement or SAI or prospectus for the Fund or in sales literature or other promotional material (or any amendment or supplement to any of the foregoing) or otherwise for use in connection with the sale of the Contracts or Fund shares; or

(ii)

arise out of or as a result of statements or representations (other than statements or representations contained in the registration statement, prospectus, SAI, sales literature or other promotional material for the Contracts not supplied by the Distributor or persons under its control) or wrongful conduct of the Fund, the Distributor or Adviser or persons under their control, with respect to the sale or distribution of the Contracts or Fund shares; or

(iii)	arise out of any untrue statement or alleged untrue statement of a material fact contained in a registration statement, prospectus, SAI, sales literature or other promotional material covering the Contracts, or any amendment thereof or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement or statements therein not misleading, if such statement or omission was made in reliance upon information furnished in writing to Insurer by or on behalf of the Adviser, the Distributor or Fund; or

(iv)

arise as a result of any failure by the Fund, Adviser or Distributor to provide the services and furnish the materials under the terms of this Agreement (including a failure, whether unintentional or in good faith or otherwise, to comply with the diversification and other qualification requirements specified in Article VI of this Agreement); or

(v)

arise out of or result from any material breach of any representation and/or warranty made by the Fund, Adviser or Distributor in this Agreement or arise out of or result from any other material breach of this Agreement by the Fund, Adviser or Distributor; or

(vi)	arise out of or result from the incorrect or untimely calculation or reporting of the daily net asset value per share or dividend or capital gain distribution rate;

as limited by and in accordance with the provisions of Sections 8.3(b) and 8.3(c) hereof. This indemnification is in addition to and apart from the responsibilities and obligations of the Distributor specified in Article VI hereof.

8.3(b).

The Distributor shall not be liable under this indemnification provision with respect to any losses, claims, expenses, damages, liabilities or litigation to which an Indemnified Party would otherwise be subject by reason of such Indemnified Party’s willful misfeasance, bad faith, or negligence in the performance or such Indemnified Party’s duties or by reason of such Indemnified Party’s reckless disregard of obligations or duties under this Agreement or to any of the Indemnified Parties.

8.3(c)

The Distributor shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Distributor in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Distributor of any such claim shall not relieve the Distributor from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision, except to the extent that the Distributor has been prejudiced by such failure to give notice. In case any such action is brought against the Indemnified Parties, the Distributor will be entitled to participate, at its own expense, in the defense thereof. The Distributor also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action. After notice from the Distributor to such party of the Distributor’s election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Distributor will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

8.3(d)

Insurer agrees to promptly notify the Distributor of the commencement of any litigation or proceedings against it or any of its officers or directors in connection with the issuance or sale of the Contracts or the operation of the Account.

ARTICLE IX.    Applicable Law

9.1.

This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts, without regard to the its conflict of laws provisions.

9.2.

This Agreement shall be subject to the provisions of the 1933, 1934 and 1940 Acts, and the rules and regulations and rulings thereunder, including such exemptions from those statutes, rules and regulations as the SEC may grant (including, but not limited to, the Mixed and Shared Funding Exemptive Order) and the terms hereof shall be interpreted and construed in accordance therewith.

ARTICLE X.     Termination

10.1.	This Agreement shall terminate:

(a)

at the option of any party, with or without cause, with respect to some or all Designated Portfolios, upon six months advance written notice delivered to the other parties; provided, however, that such notice shall not be given earlier than six (6) months following the date of this Agreement; or

(b)

at the option of Insurer by written notice to the other parties with respect to any Designated Portfolio based upon Insurer’s determination that shares of such Designated Portfolio are not reasonably available to meet the requirements of the Contracts; or

(c)

at the option of Insurer by written notice to the other parties with respect to any Designated Portfolio in the event any of the Designated Portfolio’s shares are not registered, issued or sold in accordance with applicable state and/or federal law or such law precludes the use of such shares as the underlying investment media of the Contracts issued or to be issued by Insurer; or

(d)

at the option of the Fund or Distributor in the event that formal administrative proceedings are instituted against Insurer by FINRA, the SEC, the Insurance Commissioner or like official of any state or any other regulatory body regarding Insurer’s duties under this Agreement or related to the sale of the Contracts, the operation of any Account, or the purchase of the Fund shares, if, in each case, the Fund or Distributor, as the case may be, reasonably determines in its sole judgment exercised in good faith, that any such administrative proceedings will have a material adverse effect upon the ability of Insurer to perform its obligations under this Agreement; or

(e)

at the option of Insurer in the event that formal administrative proceedings are instituted against the Fund, the Distributor or the Adviser by FINRA, the SEC, or any state securities or insurance department or any other regulatory body, if Insurer reasonably determines in its sole judgment exercised in good faith, that any such administrative proceedings will have a material adverse effect upon the ability of the Fund, the Distributor or the Adviser to perform their obligations under this Agreement; or

(f)

at the option of Insurer by written notice to the Fund with respect to any Portfolio if Insurer reasonably believes that the Portfolio will fail to meet the Section 817(h) diversification requirements or Subchapter M qualifications specified in Article VI hereof; or

(g)

at the option of either the Fund or the Distributor, if (i) the Fund, or the Distributor, respectively, shall determine, in its sole judgment reasonably exercised in good faith, that Insurer has suffered a material adverse change in its business or financial condition or is the subject of material adverse publicity and that material adverse change or publicity will have a material adverse impact on Insurer’s ability to perform its obligations under this Agreement, (ii) the Fund or Distributor notifies Insurer of that determination and its intent to terminate this Agreement, and (iii) after considering the actions taken by Insurer and any other changes in circumstances since the giving of such a notice, the determination of the Fund or the Distributor shall continue to apply on the sixtieth (60th) day following the giving of that notice, which sixtieth day shall be the effective date of termination; or

(h)

at the option of either Insurer, if (i) Insurer shall determine, in its sole judgment reasonably exercised in good faith, that the Fund, Distributor or Adviser has suffered a material adverse change in its business or financial condition or is the subject of material adverse publicity and that material adverse change or publicity will have a material adverse impact on the Fund’s, Distributor’s or Adviser’s ability to perform its obligations under this Agreement, (ii) Insurer notifies the Fund, Distributor or Adviser, as appropriate, of that determination and its intent to terminate this Agreement, and (iii) after considering the actions taken by the Fund, Distributor or Adviser and any other changes in circumstances since the giving of such a notice, the determination of Insurer shall continue to apply on the sixtieth

(60th) day following the giving of that notice, which sixtieth day shall be the effective date of termination; or

(i)

at the option of any non-defaulting party hereto in the event of a material breach of this Agreement by any party hereto (the “defaulting party”) other than as described in 10.1(a)-(j); provided, that the non-defaulting party gives written notice thereof to the defaulting party, with copies of such notice to all other non-defaulting parties, and if such breach shall not have been remedied within thirty (30) days after such written notice is given, then the non-defaulting party giving such written notice may terminate this Agreement by giving thirty (30) days written notice of termination to the defaulting party.

10.2.

Notice Requirement. No termination of this Agreement shall be effective unless and until the party terminating this Agreement gives prior written notice to all other parties of its intent to terminate, which notice shall set forth the basis for the termination. Furthermore,

(a)

in the event any termination is based upon the provisions of Article VII, or the provisions of Section 10.1(a), 10.1(g) or 10.1(h) of this Agreement, the prior written notice shall be given in advance of the effective date of termination as required by those provisions unless such notice period is shortened by mutual written agreement of the parties;

(b)

in the event any termination is based upon the provisions of Section 10.1(d), 10.1(e), 10.1(i) or 10.1(j) of this Agreement, the prior written notice shall be given at least sixty (60) days before the effective date of termination; and

(c)

in the event any termination is based upon the provisions of Section 10.1(b), 10.1(c) or 10.1(f), the prior written notice shall be given in advance of the effective date of termination, which date shall be determined by the party sending the notice.

10.3.	Effect of Termination. Notwithstanding any termination of this Agreement, other than as a result of a failure by either the Fund or Insurer to meet Section 817(h) of the Code diversification requirements, the Fund and the Distributor shall, at the option of Insurer, continue to make available additional shares of the Designated Portfolio(s) pursuant to the terms and conditions of this Agreement, for all Contracts in effect on the effective date of termination of this Agreement (hereinafter referred to as “Existing Contracts”). Specifically, without limitation, the owners of the Existing Contracts shall be permitted to reallocate investments in the Designated Portfolio(s), redeem investments in the Designated Portfolio(s) and/or invest in the Designated Portfolio(s) upon the making of additional purchase payments under the Existing Contracts. The parties agree that this Section 10.3 shall not apply to any terminations under Article VII and the effect of such Article VII terminations shall be governed by Article VII of this Agreement.

10.4.

Surviving Provisions. Notwithstanding any termination of this Agreement, each party’s obligations under Article VIII to indemnify other parties shall survive and not be affected by any termination of this Agreement. In addition, with respect to Existing Contracts, all provisions of this Agreement shall also survive and not be affected by any termination of this Agreement.

ARTICLE XI.     Controls and Procedures

11.1.

Insurer has implemented controls and procedures that are reasonably designed to ensure compliance with applicable laws and regulations, as well as the terms of this Agreement. Without limiting the foregoing, these controls and are reasonably designed to ensure, and MFD or the Trust may request certifications on an annual basis with respect to, each of the following:

(a)

Orders for Shares received by Insurer for each Portfolio comply with the Portfolio’s restrictions with respect to purchases, transfers, redemptions and exchanges as set forth in each Portfolio’s prospectus and statement of additional information;

(b)

Orders for Shares received by Insurer prior to the Portfolio’s pricing time set forth in its prospectus (e.g., the close of the New York Stock Exchange – normally 4:00 p.m. Eastern time) are segregated from those received by

Insurer at or after such time, and are properly transmitted to the Portfolios (or their agents) for execution at the current day’s net asset value (“NAV”); and orders received by Insurer at or after such time are properly transmitted to the Portfolios (or their agents) for execution at the next day’s NAV;

(c)	Market timing and late trading in Shares by Policy holders is identified and prevented;

(d)	Compliance with applicable state securities laws, including without limitation “blue sky” laws and related rules and regulations;

(e)	Compliance with all applicable federal, state and foreign laws, rules and regulations regarding the detection and prevention of money laundering activity; and

(f)	Effective business continuity and disaster recovery systems with respect to the services contemplated by the Agreement.

11.2

Insurer shall ensure that any other party to whom Insurer assigns or delegates any services hereunder is responsible for, and has controls and procedures that are reasonably designed to ensure, each of the items set forth in Section 11.1 above.

11.3

Notices. Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

If to Insurer:

GWL&A:

Great-West Life & Annuity Insurance Company

8515 East Orchard Road

Greenwood Village, CO 80111

Attention:         Ron Laeyendecker, Senior Vice President

pc:     Beverly Byrne, Chief Compliance Officer, Chief Legal Counsel, Financial Services

FGWL&A:

First Great-West Life & Annuity Insurance Company

8515 East Orchard Road

Greenwood Village, CO 80111

Attention:          Ron Laeyendecker, Senior Vice President

pc:        Beverly Byrne, Chief Compliance Officer, Chief Legal Counsel, Financial Services

If to the Trust:

MFS Variable Insurance Trust and MFS Variable Insurance Trust II

500 Boylston Street

Boston, Massachusetts 02116

Facsimile No.: (617) 954-5182

Attn: Susan S. Newton, Assistant Secretary

If to the Distributor:

MFS Fund Distributors, Inc.

500 Boylston Street

Boston, MA 02116

Attention: President

ARTICLE XII.     Miscellaneous

12.1.

The parties hereto acknowledge that any nonpublic personal information (as defined by applicable law or regulation promulgated under Title V of the Gramm-Leach-Bliley Act of 1999 (the “Act”)) of Contract Owners (and any participants thereof, as applicable) will be disclosed or utilized solely to carry out the terms of this Agreement or pursuant to an exception contained in any applicable law or regulation promulgated under the Act. Further, each part hereto agrees to maintain and enforce procedures for the safeguarding and protection of such nonpublic personal information as required by applicable law. Without limiting the foregoing, no party hereto shall disclose any information that another party has designated as proprietary.

12.2.	The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

12.3.	This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

12.4.	If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

12.5.

Each party hereto shall cooperate with each other party and all appropriate governmental authorities (including without limitation the SEC, FINRA and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby. Notwithstanding the generality of the foregoing, each party hereto further agrees to furnish the Colorado or New York Insurance Commissioner, as applicable, with any information or reports in connection with services provided under this Agreement which such Commissioner may request in order to ascertain whether the variable life operations of Insurer are being conducted in a manner consistent with the applicable Colorado or New York insurance regulations, as applicable, and any other applicable law or regulations.

12.6.

Any controversy or claim arising out of or relating to this Agreement, or breach thereof, shall be settled by arbitration in a forum jointly selected by the relevant parties (but if applicable law requires some other forum, then such other forum) in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

12.7.

The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.

12.8.	This Agreement or any of the rights and obligations hereunder may not be assigned by any party without the prior written consent of all parties hereto.

12.9.

Insurer is hereby expressly put on notice of the limitation of liability as set forth in the Declarations of Trust of the Fund and agree that the obligations assumed by the Fund, Distributor and the Adviser pursuant to this Agreement shall be limited in any case to the Fund, Distributor and Adviser and their respective assets and Insurer shall not seek satisfaction of any such obligation from the shareholders of the Fund, Distributor or the Adviser, the Trustees, officers, employees or agents of the Fund, Distributor or Adviser, or any of them.

12.10.

The Fund and the Distributor (on its own behalf and on behalf of the Adviser) agree that the obligations assumed by Insurer pursuant to this Agreement shall be limited in any case to Insurer and its assets and neither the Fund, Distributor nor Adviser shall seek satisfaction of any such obligation from the shareholders of Insurer, the directors, officers, employees or agents of Insurer, or any of them, except to the extent permitted under this Agreement.

12.11.

No provision of this Agreement may be deemed or construed to modify or supersede any contractual rights, duties, or indemnifications, as between the Adviser and the Fund, and the Distributor and the Fund.

12.12.

Provided that the relevant party has established and maintained an effective business continuity plan, such party hereto shall not be liable to any other party for any and all losses, damages, costs, charges, counsel fees, payments, expenses or liability due to any failure, delay or interruption in performing its obligations under this Agreement, and without the fault or negligence of such party, due to causes or conditions beyond its control including, without limitation, labor disputes, strikes (whether legal or illegal), lock outs (whether legal or illegal), civil commotion, riots, war and war-like operations including acts of terrorism, embargoes, epidemics, invasion, rebellion, hostilities, insurrections, explosions, floods, unusually severe weather conditions, earthquakes, military power, sabotage, governmental regulations or controls, failure of power, fire or other casualty, accidents, national or local emergencies, boycotts, picketing, slow-downs, work stoppages, acts of God or natural disasters.

[Remainder of page intentionally blank; signature page to follow.]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by its duly authorized representative as specified below.

GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY

By its authorized officer,

By:	/s/ Ron Laeyendecker

Title:	Senior Vice President

Date:	7/9/2011

FIRST GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY

By its authorized officer,

By:	/s/ Susan Gile

Title:	Vice President, Individual Markets

Date:	7/9/2011

MFS VARIABLE INSURANCE TRUST,
MFS VARIABLE INSURANCE TRUST II

By its authorized officer,

By:	/s/ Susan S. Newton

Title:	Assistant Secretary

Date:	5/13/2011

MFS FUND DISTRIBUTORS, INC.

By its authorized officer,

By:	/s/ James A. Jessee

Title:	President

Date:	5/12/2011

SCHEDULE A

Designated Portfolios

And any other portfolios of the Fund that are available and open to new investors on or after the effective date of this Agreement.

Separate Accounts

COLI VUL 2 of GWLA

COLI VUL 4 of GWLA

COLI VUL 7 of GWLA

COLI VUL 1 of FGWLA

COLI VUL 2 of FGWLA

COLI VUL 4 of FGWLA

SCHEDULE B

EXPENSES

The Fund and/or the Distributor, and Insurer will coordinate the functions and pay the costs of completing these functions based upon an allocation of costs in the tables below. Costs shall be allocated to reflect the Fund’s share of the total costs determined according to the number of pages of the Fund’s respective portions of the documents.

Item	Function	Party Responsible for Coordination	Party Responsible for Expense
Mutual Fund Prospectus	Printing of Statutory and Summary prospectuses, or compiling of electronic prospectus, if needed in the future, for distribution to owners of existing Policies funded by the Shares	Insurer	Trust or MFD, as applicable *
	Fund, Distributor or Adviser shall supply Insurer with such- numbers of the Designated Portfolio(s) prospectus(es) as Insurer shall reasonably request for distribution to prospective purchases of Policies	Insurer	Insurer
Mutual Fund SAI	Printing for owners of Policies funded by shares Printing for distribution to a prospective purchaser of to an owner of a Policy not funded by the Shares	Insurer Insurer	Trust or MFD Insurer
Proxy Material for Fund Shares	Printing of proxy required by Law	Trust or MFD	Trust or MFD

	Distribution (including labor) if proxy required by Law	Insurer	Trust or MFD
Fund Annual & Semi-Annual Report	Printing of reports to Shareholders	Insurer	Trust or MFD
	Distribution to Shareholders	Insurer	Insurer
	If Required by Insurer	Insurer	Insurer

* If requested by the Insurer in lieu thereof, a Trust or its designee shall provide such documentation (including a “camera ready” copy of the new prospectus as set in type or, at the request of the Insurer, as a diskette in the form sent to the financial printer) and other assistance as is reasonably necessary in order for the parties hereto once each year (or more frequently if the prospectus for the Shares is supplemented or amended) to have the prospectus for the Policies and the prospectus for the Shares printed together in one document; the expenses of such printing to be apportioned between (a) the Insurer and (b) the relevant Trust(s) or its designee in proportion to the number of pages of the Policy and Shares’ prospectuses, taking account of other relevant factors affecting the expense of printing, such as covers, columns, graphs and charts; such Trust or its designee to bear the cost of printing the Shares’ prospectus portion of such document for distribution to owners of existing Policies funded by the Shares and the Insurer to bear the expenses of printing the portion of such document relating to the Accounts; provided, however, that the Insurer shall bear all printing expenses of such combined documents where used for distribution to prospective purchasers or to owners of existing Policies not funded by the Shares. In the event that the Insurer requests that a Trust or its designee provides such Trust’s prospectus in a “camera ready” electronic file format, such Trust shall be responsible for providing the prospectus in the format in which it or MFD is accustomed to formatting prospectuses and shall bear the expense of providing the prospectus in such format (e.g., typesetting expenses), and the Insurer shall bear the expense of adjusting or changing the format to conform with any of its prospectuses.

SCHEDULE C

ADMINISTRATIVE SERVICES

A.

Insurer, or an affiliate, will provide the properly registered and licensed personnel and systems needed for all customer servicing and support – for both Designated Portfolio and life insurance information and questions – including:

responding to Contract owner inquiries;

delivery of prospectus/summary prospectus – Designated Portfolio(s);

entry of initial and subsequent orders;

transfer of cash to Insurer and/or Designated Portfolio(s);

explanations of Designated Portfolio objectives and characteristics;

entry of transfers between funds;

Designated Portfolio balance and allocation inquiries;

mail Designated Portfolio prospectus.

B.	Insurer, or an affiliate, will communicate all purchase, withdrawal, and exchange orders it receives from its customers to each Designated Portfolio.

Administrative Service Fee

For the services, Insurer or its affiliate shall receive a fee of .25% per annum of the average aggregate monthly net asset value of shares of the Designated Portfolio(s) held in the Account, including through Profile or other fund of funds arrangements, payable by the Adviser directly to Insurer or its affiliate. Such fee shall be paid in arrears quarterly. Each quarter’s fee shall be determined based on assets in the Account at the end of each quarter and each quarterly fee will be independent of every other quarterly fee. Such fee shall be due and payable automatically within thirty (30) days after the last day of the quarter to which such payment relates.

The Fund will calculate the asset balance for each day on which the fee is to be paid pursuant to this Amendment with respect to each applicable portfolio of the Fund. Insurer shall have the right to reasonably audit the preparation of such calculation.

The Fund may modify the rate of the administrative service fee with 60 days’ prior written notice to Insurer.